EMPLOYMENT AGREEMENT
                                     BETWEEN
                             WILLIAM J. REILLY, JR.
                                       AND
                            CHECKPOINT SYSTEMS, INC.


        THIS AGREEMENT is made as of the 1st day of July, 1995, by and between CHECKPOINT SYSTEMS, INC. a Pennsylvania corporation ("CSI"), and WILLIAM J. REILLY,
JR.("Executive").

                                   BACKGROUND

                CSI is involved in providing integrated security and safety solutions for retail, industrial and institutional applications worldwide, both directly and through its affiliates.

                Executive has agreed to accept employment with CSI as its Senior Vice President Americas' and Pacific Rim and has agreed to furnish his skills to CSI and fulfill the duties of the aforementioned position as outlined in Exhibit
"A", attached hereto and made a part hereof, on the terms and conditions of this Agreement.

                NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                1.      Employment and Term.

                        CSI hereby employs Executive as its Senior
Vice President Americas' and Pacific Rim. Executive agrees to serve CSI in such capacity, subject to the terms and conditions of this Agreement,for a term of two (2) calendar years, commencing on the date hereof (the "Term").

                2.      Duties.

                        A. During the Term, Executive shall use his best efforts to perform all duties required in furtherance of his position as outlined in Exhibit "A" or as are assigned to him from time to time by the Chief Executive
Officer of CSI.

                        B. Executive shall diligently and
faithfully devote his entire time, energy, skill, and best efforts to perform his duties under this Agreement.
Executive shall conduct himself at all times so as to advance the best interests of CSI, and shall not undertake or engage in any other business activity or continue or assume any other business affiliations which conflict or interfere with the performance of his services hereunder without the prior written consent of the Chief Executive
Officer of CSI.


                3.      Compensation.

                        CSI shall pay Executive and Executive shall accept, as his base compensation for all services rendered to CSI pursuant hereto:

                        A. During the Term, an annual base salary of $180,000. (the "Base Salary"), payable at regular intervals in accordance with CSI's normal payroll practice, which Base Salary shall be adjusted as of January 1st during the Term hereof, effective as of the aforesaid date. The amount of such adjustment, while in the discretion of the Chief Executive Officer and the Board of Directors, shall reflect Executive's performance; and

                        B. In addition to the Base Salary payable to Executive under Subsection 3A above, upon achieving the certain goals and objectives as defined in CSI's Bonus Pool
Plan, attached hereto as Exhibit B, an incentive bonus
("Bonus") shall be paid for each year of the Term in accordance with the terms of said Bonus Pool Plan, which Bonus Pool Plan may be amended or revoked by CSI at any time during the term hereof.

                4.      Fringe Benefits and Other Compensation.

                        A. During the Term, Executive shall be
entitled to participate in and receive the program of executive fringe benefits, subject only to Executive's meeting or satisfying the eligibility requirements and standards therefor with regard to health, life and disability insurance benefits. Said program of executive fringe benefits may be amended or revoked by CSI at any time during the term hereof.

                5.  Termination.

                        A. Executive's employment and rights to
compensation hereunder shall terminate immediately if Executive voluntarily leaves the employment of CSI, except that CSI shall have the obligation to pay Executive such portion of his Base Salary provided for in Subsection 3A hereof as may be accrued but unpaid (including vacation pay) on the date Executive voluntarily leaves the employment of CSI. Executive shall have no right to receive any Bonus payments that have accrued and are payable if Executive voluntarily leaves the employment of CSI, it being the understanding of the parties that in this event, the amount and payment of any accrued Bonus shall be in the sole discretion of the Board of Directors of CSI. In the event that Executive voluntarily leaves the employment of CSI, he shall provide at least thirty (30) days written notice.

                        B. CSI may upon written notice to Executive giving the reasons therefor terminate Executive's employment and his rights to compensation hereunder for cause. As used herein, the term "cause" shall include and be limited to, the following: conviction of Executive for any felony, fraud or embezzlement or crime of moral turpitude; being held liable by a court of competent jurisdiction for sexual harrassment in violation of applicable federal, state or local laws; controlled substance abuse, alcoholism or drug addiction which interferes with or affects Executive's responsibilities to CSI or which reflects negatively upon the integrity or reputation of CSI; or Executive's breach of any of the material covenants contained in this Agreement which breach is not cured within ten (10) days of the receipt of written notice thereof by Executive. If
Executive is terminated for cause as provided above, Executive's employment and rights to compensation hereunder shall terminate immediately upon receipt of written notice except that CSI shall have the obligation to pay Executive such portion of his Base Salary as may be accrued but unpaid on the date his employment is terminated. Executive shall have no right to receive any Bonus payments that have accrued and are payable if Executive is terminated for cause as provided above.

                        C. If Executive is terminated by CSI during the Term hereof, for reasons other than those provided in Subsections 5A or 5B above, and provided that Executive is not in violation of the provisions of Section 6 hereof, Executive shall be entitled to receive severance pay for a period of eighteen (18) months thereafter (or such earlier date as Executive shall obtain other employment, but in no event less than twelve (12) months after termination) consisting of payment of one hundred percent (100%) of Executive's monthly Base Salary payable at regular intervals in accordance with CSI's normal payroll practices, as well as any Bonus payments that are accrued and payable through the date of such termination, and continuation of health insurance benefits contemporaneous with the severance pay.

                        D. Executive shall not be considered to have voluntarily left his employment within the meaning of
Section 5A if he leaves for any of the following reasons:

                           (i)  The assignment of the Executive to
any duties substantially inconsistent with his position, duties, responsibilities or status with CSI as defined herein or a substantial reduction of the aforesaid duties or responsibilities;

                           (ii)  In the event of a "Change in
Control" as defined herein, any failure of CSI to obtain the assumption of the obligation to perform this Agreement as contemplated. For purposes of this Agreement, a "Change in Control" of CSI shall be deemed to have occurred if (a) any person or entity or group thereof acting in concert (an "Acquiror") acquires from the shareholders of CSI (whether through a merger, a consolidation, or otherwise) and possesses, directly or indirectly, the power to elect or appoint or approve the appointment of a majority of the Board of Directors and does, in fact, elect or appoint or approve the appointment of the majority of the Board; or (b) such Acquiror obtains the right or power to elect a substitute or replacement Board, and does, in fact, exercise such right; or (c) the shareholders of CSI approve an agreement for the sale or disposition by CSI of all or substantially all of CSI's assets to an Acquiror;

                        E. No later than six (6) months prior to the end of the Term of this Agreement, CSI and Executive shall commence negotiations for either an extension of Term or the entering into of a new agreement. In the event that the parties are unable to agree upon an extension or new agreement, and Executive leaves the employ of CSI, Executive shall be entitled to receive severance pay equal to his Base
Salary at the end of the Term, for a period of eighteen (18) months from the date he leaves the employ (or such earlier date as Executive shall obtain other employment, but in no event less than twelve (12) months after termination) of CSI. If Executive is employed for the full calendar year, and employment is terminated for any reason, other than cause as defined in Section 5B, Executive shall be entitled to receive payment from the Bonus Plan, even if such payment is payable after Executive's employment has ceased.

                        F. If Executive is terminated by CSI during the Term hereof, for reasons other than those provided in Subsections 5A or 5B above, or if this Agreement is not renewed, CSI shall provide Executive outplacement consulting services comparable to those received by senior officials of similar organizations.

                        G. If Executive becomes unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any similar cause, CSI will continue the payment of Executive's total compensation at his then current rate for a period of six (6) months following the date Executive is first unable to perform his duties due to such disability or incapacity. Thereafter, CSI shall have no obligation for the Base Salary or other compensation payments to Executive during the continuance of such disability or incapacity, except that CSI shall pay to Executive, based upon the portion of the calendar year that Executive was able to perform his duties prior to the disability, the pro rata portion of the Bonus that Executive would have earned if he had remained in the employ of CSI for the full calendar year (payable at such time that Executive would have received such Bonus). Executive shall receive CSI's standard disability coverage.

                        H. If Executive dies, all payments hereunder shall continue for a period of two (2) months after the end of the week in which Executive's death shall occur, at which point such payments shall cease and CSI shall have no further obligations or liabilities hereunder to Executive's estate or legal representative or otherwise, except that CSI shall pay to Executive's estate or legal representation, based upon the portion of the calendar year that Executive was employed by CSI prior to his death, the prorated portion of the Bonus Executive would have earned if he had remained in the employ of CSI for the full calendar year (payable at such time that Executive would have received such Bonus).

                        I. CSI's obligation to make payments
hereunder is purely contractual and a general obligation of CSI and the amounts payable hereunder shall not be held by CSI in a trust or segregated fund for Employee nor shall Employee have any right against CSI or any director, officer or employee of CSI, in respect of any payment hereunder other than as a general creditor of CSI.

                        J. Upon termination of employment, all
vested stock options granted under the CSI Stock Option Plan
(1992) will be treated in accordance with the terms of the CSI Stock Option Plan (1992).

                6.      Confidentiality and Covenant Not to Compete.

                        A. Executive covenants and agrees that he will at all times keep confidential and will not at any time, except with the prior written consent of CSI, directly or indirectly, communicate or disclose or use for his benefit or the benefit of any Person (as defined in subsection 9E hereof) except CSI, any trade secrets or confidential or proprietary information of CSI or any of its affiliates including, but not limited to, strategic planning documents, data, reports, records, plans, policies, applications, and other documents, and Executive will also use his best efforts to prevent unauthorized disclosure by others.

                        B. Executive agrees not to compete with CSI in any manner whatsoever, as an employee, shareholder, director, creditor, joint venturer, consultant, or otherwise, or any currently existing or hereinafter created subsidiary, joint venture, or business line of CSI, at any time during this Agreement, and for a period of two years following the date of termination of employment in the area constituting the United States, Puerto Rico and Europe.

                        C. The parties agree that any breach by
Executive of the covenants contained in this Section 6 will result in irreparable injury to CSI for which money damages could not adequately compensate CSI, and therefore, in the event of any such breach, CSI shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court of equity enjoining and restraining Executive and/or any other Person involved therein from continuing such breach. The covenants contained in this Section 6 are independent of all other covenants between Executive and CSI.

                        D. If any portion of the covenants or
agreements contained herein, or the application thereof, is construed to be invalid or unenforceable, then the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions.

                        E. All information, lists, data, reports, records, plans, policies, applications, and other papers, articles, and materials of any kind relating to CSI's business and obtained by Executive in the course of his association with CSI, whether developed by him or not, shall be and remain CSI's property and will be returned to CSI along with any and all copies thereof, at such time as Executive ceases to be an employee of CSI.

                7.      Conflict of Interest.

                        A. Executive represents and warrants that he is not subject to any restrictions or prohibitions whatsoever, and has no interest whatsoever, contractual or otherwise, which would in any way prevent, restrict or interfere with his right and/or ability to enter into this Agreement and perform hereunder, or which would create a conflict of interest for him or for CSI.

                        B. Executive covenants that, during the
Term, he will disclose to CSI, in writing, any and all interests he may have, whether for profit or compensation or not, in any venture or activity which could interfere with his ability to perform under this Agreement or create a conflict of interest for him or for CSI.

                8.      Notices.

                        All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, at the following addresses or to such other address as either party may designate by like notice:

                        A.      If to Executive, to:

                                William J. Reilly, Jr.


                        B.      If to CSI, to:

                                Checkpoint Systems, Inc.
                                101 Wolf Drive
                                Thorofare, NJ  08086
                                Attn: Chairman of the Board of Directors

                        C.      In all cases, copies to Company's
                                Counsel:

                                Stradley, Ronon, Stevens & Young
                                2600 One Commerce Square
                                Philadelphia, Pennsylvania  19103
                                Attn:  William R. Sasso, Esquire

                        D.      In all cases, copies to Executive's
                                Counsel:

                                Gould & Wilkie
                                1 Chase Manhattan Plaza, 58th Floor
                                New York, New York 10005
                                Attn:  John Gould, Esquire

                9.      Additional Provisions.

                        A. This Agreement shall inure to the
benefit of and be binding upon CSI and its successors and assigns and Executive, his heirs, executors, administrators and legal representatives.

                        B. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and cannot be changed or terminated orally.
This Agreement supersedes all prior and contemporaneous written or oral agreements between the parties relating to the subject matter hereof. No modification or waiver of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

                        C. If any provision of this Agreement shall be or shall become illegal or unenforceable in whole or in part, for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.

                        D. No failure on the part of any party
hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                        E. "Person" as used herein shall mean a
natural person, joint venture, corporation, partnership, trust, estate, sole proprietorship, governmental agency or authority or other juridical entity.

                        F. This is a personal service contract and may not be assigned by Executive. This Agreement may not be assigned by CSI to any affiliate of CSI which accedes to or otherwise carries on the business of CSI, whether by merger, liquidation, consolidation or otherwise,unless the duties and responsibilities of Executive remain substantially unchanged after such assignment.

                        G. The headings of the several sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

                        H. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without regard to its conflicts of laws principles. Subject to the provisions of Subsection 6C hereof, all unresolved claims, demands or disputes between Executive and CSI arising out of or relating to this Agreement, or the parties' respective performances hereunder, shall be subject to binding arbitration in the local Chapter in Philadelphia, Pennsylvania pursuant to the Rules of the American Arbitration Association. The prevailing party shall be entitled to reimbursement for all costs, including reasonable attorneys' fees, associated with such arbitration.

                IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.


ATTEST:                            CHECKPOINT SYSTEMS, INC.


_______________                By:________________________________



WITNESS:


______________                  ___________________________________
                                   William J. Reilly, Jr.

                       EXHIBIT A
                          TO
                 EMPLOYMENT AGREEMENT


  SENIOR VICE PRESIDENT - AMERICA'S AND PACIFIC RIM

                Responsible for corporate sales activities combined with that of senior executive for sales conducted in the America's and Pacific Rim.

                       EXHIBIT B
                          TO
                   EMPLOYMENT AGREEMENT

     ________________________________________________

                 CHECKPOINT SYSTEMS, INC.
        AMENDED AND RESTATED PROFIT INCENTIVE PLAN


RESOLVED, that the Management Incentive Plan ("MIP") is amended and restated in its entirety to provide that the revised plan shall be named the Profit Incentive Plan
("PIP"). The Chief Executive Officer, President and Chief Operating Officer and all Vice Presidents will participant in the PIP. Under the PIP, no bonus pool will be created unless pre-tax, pre bonus earnings exceed
18% of the beginning balance of Shareholders Equity for the relevant year. If such earnings are attained, a bonus pool will be created and will be equal to (i) 3% of all pre-tax, pre-bonus earnings plus (ii) 6% of pre-tax, pre-bonus earnings in excess of 27% of the beginning balance of Shareholders Equity for the relevant year.
Distribution of the pool, if any, will be as follows: 20% to Mr. Dowd, the Company's President, Chief Executive
Officer and Chief Operating Officer; 10% to Mr. Aguilera, the Company's Senior Vice President - Manufacturing; 10% to Mr. Selfridge, the Company's Senior Vice President -
Operations and Chief Financial Officer; 5% to Mr. Austin, the Company's Vice President - General Counsel and
Secretary, 10% to Mr. Reilly, the Company's Senior Vice
President - Americas' and Pacific Rim; 10% to Mr. Smith, the Company's Senior Vice - Marketing and Western
European Operations; 5% to Mr. Farestad, the Company's
Vice President - Research and Development and the remaining 30% divided among the foregoing at the discretion of the Committee.